EXHIBIT 99.1

ConnectOne Bank Partners with MANTL to Enhance Deposit Onboarding for Businesses and Consumers

ENGLEWOOD CLIFFS, N.J., Sept. 13, 2022 (GLOBE NEWSWIRE) -- MANTL, a leading provider of account origination solutions, today announced a partnership with ConnectOne Bank, the wholly-owned depository subsidiary of ConnectOne Bancorp, Inc. (NASDAQ: CNOB), to streamline and digitize the bank’s deposit onboarding process for consumer, small business and commercial clients while driving efficiency and opening new revenue streams.

MANTL will enhance ConnectOne’s deposit origination platform, providing omnichannel Consumer Deposit Origination and Business Deposit Origination solutions that enable consumers and businesses of all sizes and complexities to simply and efficiently open a deposit account online, in-branch, in a call center or in the field. This partnership is a strategic initiative that allows ConnectOne to expand its commercial banking model and will help drive deposit growth, support geographic and market expansion, create new verticals and streamline back-office efficiencies at the nearly $9B asset-sized bank.

“ConnectOne and MANTL share a tech-first, entrepreneurial and forward-thinking mentality,” said Nathaniel Harley, co-founder and CEO of MANTL. “We are building for the future and believe that strategic banking technology is key to remaining agile and relevant in today’s digital-first banking landscape. We are thrilled to support ConnectOne’s ongoing growth and business objectives as its deposit origination solution of choice.”

“We’re building for the future and our partnership with MANTL furthers ConnectOne’s tech-forward strategy while supporting our growth and scale. MANTL’s modern digital platform allows ConnectOne to offer our clients and bankers an end-to-end deposit onboarding solution, optimizing business opportunities and creating efficiencies,” said Frank Sorrentino, chairman and CEO of ConnectOne. “In addition to transforming the user experience on the front-end, MANTL will dramatically streamline operations to reduce friction and the duplication of processes, while providing access to actionable real-time data. These initiatives expand ConnectOne’s reach, support our growth into new markets, and work to enhance our industry-leading efficiency ratio.”

MANTL will replace a variety of systems at ConnectOne to create new avenues for growing deposits while refining and modernizing new client onboarding, client engagement, and the management of deposit origination, product set and services.

For more information on MANTL or to schedule a demo, please visit: https://www.mantl.com/request-a-demo/.

About MANTL
MANTL is a financial technology firm offering omnichannel account origination software for banks and credit unions. Consumer Deposit Origination by MANTL is among the fastest and most performant solutions on the market, empowering net-new prospects to open accounts in under three minutes, enabling existing account holders to open additional accounts with just one click, and reducing fraud by as much as 67%. Business Deposit Origination by MANTL is a first-of-its-kind solution that reimagines account opening for businesses of all sizes by automating up to 97% of application decisions. MANTL’s customers have raised billions in core deposits to date. Founded in 2016, MANTL is a privately held company headquartered in New York with the backing of prominent venture capital investors. For more information, visit mantl.com.

About ConnectOne Bank
ConnectOne Bank, a subsidiary of ConnectOne Bancorp, Inc. (NASDAQ: CNOB) is a leading commercial bank with total assets nearing $9 Billion. ConnectOne offers a full suite of banking and lending services to commercial, small business and consumer clients. Founded by an entrepreneur, ConnectOne combines leading digital solutions with high-level service to offer an unparalleled experience to its clients.
www.ConnectOneBank.com

Investor Contact

William S. Burns
Senior Executive VP & CFO
201.816.4474: bburns@cnob.com

Media Contact :
Shannan Weeks, MWW
732.299.7890: sweeks@mww.com